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                                                                     Exhibit (6)


Agreement Re:  Sales and Administrative Services

     The Lincoln National Life Insurance Company ("The Lincoln") hereby agrees to provide all sales and administrative services relative to individual variable annuity contracts (Form Number IVA-1-TB-4-67 and revisions thereof herein called "Contracts") sold by The Lincoln for which reserves are maintained in the Lincoln National Variable Annuity Fund A ("Fund"), a segregated investment account created by The Lincoln's Board of Directors on September 16, 1966 pursuant to Indiana Law.

     For providing the sales services The Lincoln shall receive 6.75% of the stipulated payments received by The Lincoln under the Contracts. For providing the administrative services (including but not limited to payment of such expenses as salaries, rent, postage, telephone, travel, legal, actuarial and auditing fees, office equipment and stationery) The Lincoln shall receive 2% of the stipulated payments received by The Lincoln under the Contracts.

     This agreement shall continue in full force and effect from year to year until terminated by The Lincoln or the Board of Managers of the Fund. Termination of this agreement may be effected by either party, without the payment of any penalty, on not more than sixty days written notice. This agreement shall automatically terminate upon any assignment thereof by The Lincoln. This agreement shall not continue in effect for a period more than two years from the date of its execution unless such continuance is specifically approved at least annually by the affirmative vote of a majority of such Board of Managers, which majority shall include the majority of the members of the Board of Managers who are not



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otherwise affiliated with The Lincoln or officers or employees of the Fund, or by a vote of owners of Contracts casting a majority of the votes which all owners of Contracts are entitled to cast.

     Notwithstanding termination of this agreement by The Lincoln, The Lincoln shall continue to provide the sales and administrative services provided for herein with respect to Contracts in effect on the date of termination, and The Lincoln shall continue to receive 8.75% of all stipulated payments received by The Lincoln under such Contracts.

     This agreement shall be and is subject to and under the provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the aforesaid Acts.

     Executed this      day of            , 1967.

                                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                                  By
                                     -------------------------------------------
                                        Walter O. Menge, Chairman of the Board
                                     The Lincoln National Life Insurance Company


Attest:



-------------------------------------------
          G. M. Bryce, Secretary
The Lincoln National Life Insurance Company



                                       LINCOLN NATIONAL VARIABLE ANNUITY FUND A


                                       By
                                          -------------------------------------
                                                     Gathings Stewart
                                            Chairman of the Board of Managers


Witness:



----------------------------------
        Gordon C. Reeves
Secretary to the Board of Managers

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